Exhibit 11
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             INTERGRAPH CORPORATION AND SUBSIDIARIES
                 COMPUTATIONS OF LOSS PER SHARE

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Quarter Ended March 31,                        1996         1995
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(In thousands except per share amounts)


NET LOSS                                     $( 6,391)  $(22,472)
                                             =========  =========

PRIMARY

Weighted average common shares outstanding      46,902     45,601

Net common shares issuable on exercise of
 certain stock options (1)                        ---        ---
                                               --------   -------
Average common and equivalent common
 shares outstanding                            46,902      45,601
                                              =========   ========

Net loss per share                            $(  .14)    $(  .49)
                                              =========  =========

FULLY DILUTED (2)

Weighted average common shares outstanding     46,902      45,601

Net common shares issuable on exercise of
 certain stock options (1)                      ---          ---
                                             --------     --------

Average common and equivalent common
  shares outstanding                           46,902      45,601
                                             =========   =========

Net loss per share                           $(   .14)   $(   .49)
                                            ==========   ==========



(1) Net common shares issuable on exercise of certain stock options is calculated based on the treasury stock method using the average market price for the primary calculation and the ending market price, if higher than the average, for the fully diluted calculation.

(2) This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.